Exhibit 99.1

Aptevo Therapeutics Announces Monotherapy Patient Received a Transplant in APVO436 Expansion Trial for the Treatment of Acute Myeloid Leukemia

Patients in Both Monotherapy and Combination Arms in Multi-Cohort Trial Have Achieved Transplant Eligible Status

SEATTLE, WA – March 29, 2022 – Aptevo Therapeutics Inc. (Nasdaq: APVO), a clinical-stage biotechnology company focused on developing novel immuno-oncology therapeutics based on its proprietary ADAPTIR™ and ADAPTIR-FLEX™ platform technologies, today announced that a patient with relapsed/refractory acute myeloid leukemia or AML in a monotherapy arm of its on-going Phase 1b trial evaluating adult patients with AML, has received an allogeneic stem cell transplant subsequent to receiving APVO436 and experiencing significant reduction in bone marrow blasts.  This follows the Company’s previous announcement that a patient receiving combination therapy is also moving to transplant after one cycle of therapy.

“We are very pleased to report that a refractory secondary AML patient, after receiving APVO436 as monotherapy, experienced a significant reduction in bone marrow blasts, tolerated the treatment well, experienced clinical benefit and was therefore able to proceed to allogeneic transplant. Prior to trial entry, this patient had refractory disease after receiving multiple other lines of therapy and had a very poor prognosis.  There were few therapeutic options left with which to fight the disease,” said Justin Watts, MD, Associate Professor of Medicine, Chief, Leukemia Section at the University of Miami Sylvester Comprehensive Cancer Center and treating investigator.  “Without APVO436, this patient would not have proceeded to transplant, a highly desirable outcome for patients with AML.”

APVO436 is currently being evaluated in a Phase 1b expansion trial for adult patients with AML in a multi-center, multi-cohort study of up to 90 patients who will receive either APVO436 in combination with standard of care chemotherapies or as monotherapy.  In 2021, the Company announced results from its Phase 1b dose escalation trial in patients with both AML and myelodysplastic syndrome or MDS. Results showed that APVO436 exhibited a favorable safety profile with acceptable tolerability and generally manageable drug-related adverse events.  Promising clinical activity was also observed in 11 of 40 patients (27.5%) in the dose escalation part of the study and reported at the American Society of Hematology (ASH) 2021. This included two complete remissions in patients with AML and three complete marrow responses in patients with MDS.

“We are excited that a patient receiving monotherapy proceeded to transplant in the expansion trial, further demonstrating APVO436 clinical activity in AML and in support of our findings from the dose escalation part of the trial reported last year, said Dirk Huebner, MD, Senior Medical Advisor at Aptevo.  “While our clinical evaluation of APVO436 is still in early stages, the safety profile, overall tolerability, and clinical activity reported to date demonstrate the potential for APVO436 to have meaningful impact on the AML treatment paradigm.”

About APVO436

Overexpression of CD123 is the hallmark of many forms of leukemia. Aptevo's lead proprietary drug candidate, APVO436 is a bispecific CD3xCD123 ADAPTIR that is designed to redirect the immune system of the patient to destroy leukemia cells expressing the target CD123 molecule on their surface. This antibody-like recombinant protein therapeutic is designed to engage both leukemia cells and T-cells of the immune system and bring them closely together to trigger the destruction of leukemia cells. APVO436 has been engineered using Aptevo's proprietary and enabling bioengineering methods and is designed to reduce the likelihood and severity of cytokine release syndrome (CRS). APVO436 has received orphan drug designation ("orphan status") for AML according to the Orphan Drug Act.

About Aptevo Therapeutics Inc.

Aptevo Therapeutics Inc. is a clinical-stage biotechnology company focused on developing novel immunotherapies for the treatment of cancer. Aptevo is seeking to improve treatment outcomes of cancer patients. For more information, please visit www.aptevotherapeutics.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, without limitation, Aptevo’s expectations about the activity, efficacy and safety of its therapeutic candidates and potential use of any such candidates as therapeutics for treatment of disease, its expectations regarding the effectiveness of its ADAPTIR and ADAPTIR-FLEX platforms, whether APVO436 treatments can improve the quality of remission in high-risk AML or MDS patients, whether APVO436 helps AML patients achieve complete remissions without transplant, whether Aptevo’s strategy will translate into an improved overall survival in AML,  statements relating to Aptevo’s clinical programs,  and any other statements containing the words “may,” “believes,” “expects,” “anticipates,” “hopes,” “intends,” “optimism,” “potential,” “designed,” “engineered,” “breakthrough,” “innovative,” “innovation,” “promising,” “plans,” “forecasts,” “estimates,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on Aptevo’s current intentions, beliefs, and expectations regarding future events. Aptevo cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from Aptevo’s expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement.

There are several important factors that could cause Aptevo’s actual results to differ materially from those indicated by such forward-looking statements, including a deterioration in Aptevo’s business or prospects; adverse developments in the U.S. or global capital markets, credit markets or economies generally; and changes in regulatory, social, and political conditions. For instance, actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties inherent in the results of pre-clinical studies being predictive of the results of later-stage clinical trials, the availability and timing of data from ongoing clinical trials, the trial design includes combination therapies that may make it difficult to accurately ascertain the benefits of APVO436, expectations for the timing and steps required in the regulatory review process, including our ability to obtain regulatory clearance to commence clinical trials, expectations for regulatory approvals, the impact of competitive products, our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of Aptevo’s product candidates, business or economic disruptions due to catastrophes or other events, including natural disasters or public health crises such as the coronavirus (referred to as COVID-19), and geopolitical risks, including the current war between Russia and Ukraine. These risks are not exhaustive, Aptevo faces known and unknown risks. Additional risks and factors that may affect results are set forth in Aptevo’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and its subsequent reports on Form 10-Q and current reports on Form 8-K. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Aptevo’s expectations in any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Aptevo does not assume any obligation to update any forward-looking statement to reflect new information, events, or circumstances.

CONTACT:
Miriam Weber Miller

Aptevo Therapeutics

Email: IR@apvo.com or Millerm@apvo.com

Phone: 206-859-6628

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